Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:     Phillip G. Creek
Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports New Contracts,
Homes Delivered and Record Backlog

Columbus, Ohio (April 12, 2005) - M/I Homes, Inc. (NYSE:MHO) announces new contracts, homes delivered, and record backlog for the first quarter ended March 31, 2005.

New contracts for 2005’s first quarter were 1,078 compared to 2004’s first quarter of 1,312. Homes delivered for the three months ended March 31, 2005 declined to 775 from 871 in the same period of 2004. Backlog of homes at March 31, 2005 reached a record high sales value of $913 million, with average sales price increasing to a record high $305,000 and backlog units of 2,991. Backlog of homes at March 31, 2004 sales value was $840 million with an average sales price of $271,000 and backlog units of 3,099. M/I had 130 active subdivisions at March 31, 2005 compared to 140 at March 31, 2004.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “As expected, our new contracts and homes delivered were down from 2004’s first quarter due to lower community count, soft market conditions in our Midwest markets and delays in opening new communities in Florida due to the 2004 hurricanes. As previously stated, we expect that our 2005 new orders will exceed 2004’s levels by approximately 15% - we continue to see strong demand in our Florida and Washington, D.C. markets and our North Carolina markets are improving. We also remain on target in having 150 communities open by year end.”

The Company expects to report first quarter financial results on April 28. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through April 28, 2006.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold more than 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I HOMES, INC.
Homebuilding Operational Data

	NEW CONTRACTS			HOMES DELIVERED
	Three months ended			Three months ended
	March 31,			March 31,

			%			%
	2005	2004	Change	2005	2004	Change

Ohio &
Indiana	643	870	(26)	416	577	(28)

Florida	287	305	(6)	247	223	11

NC, VA
& MD	148	137	8	112	71	58

	1,078	1,312	(18)	775	871	(11)

BACKLOG
	March 31, 2005			March 31, 2004
		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	1,537	$426	$277,000	1,931	$498	$258,000

Florida	1,136	$336	$296,000	860	$224	$261,000

NC, VA
& MD	318	$151	$475,000	308	$118	$382,000

	2,991	$913	$305,000	3,099	$840	$271,000